Portico Short-Term Bond Market Fund

                                Portico Intermediate Bond Market Fund

                                Portico Tax-Exempt Intermediate Bond Fund

                                Portico Bond IMMDEXTM Fund







Supplement dated November 4, 1996

to the Prospectus dated February 20, 1996



Effective November 1, 1996:



You may purchase Retail Shares of the Funds without a sales charge if you purchase such shares for your medical savings account for which Firstar Corporation or an affiliate serves in a trust, agency or custodial capacity.